Exhibit 99.1

Traws Pharma’s Bird Flu Drug Candidate, Tivoxavir Marboxil, Presented at ICAR

•	Poster underscores Tivoxavir Marboxil’s potential for the treatment of bird flu, supported by 100% survival in a rodent challenge model, potent suppression of resistant viruses and Phase 1 data

•	Full dataset to be highlighted during Investor Call on March 31, 2025 at 10:00 AM ET

NEWTOWN, PA, March 21, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced that positive data supporting the potential for tivoxavir marboxil (TXM) as a bird flu treatment was presented yesterday in a poster at the International Society for Antiviral Research (ICAR 2025), being held in Las Vegas, Nevada.

C. David Pauza, PhD, Chief Science Officer of Traws Pharma commented, “Bird flu has emerged as a potential threat to human health. Extensive spread in poultry and dairy farms have increased the exposure risk for agricultural workers. We believe an effective antiviral agent for bird flu needs to potently suppress native and resistant viruses and provide protection against mortality and viral disease, with good overall tolerability and ease of use. The positive data presented at ICAR, from laboratory, preclinical and Phase 1 studies, reinforce our view that TXM meets that target profile and has the potential to be a potent, effective and safe treatment for bird flu, with broad applicability to seasonal flu. Looking ahead, we plan to meet with the FDA to align on next steps, including the potential for an accelerated path to approval.”

“We were pleased to have the opportunity to share the promising TXM results in bird flu with the international antiviral community during the poster session at ICAR. We look forward to updating investors on Traws’ antiviral programs during a virtual event on Monday, March 31, 2025 at 10:00 AM ET, said Werner Cautreels, PhD, Chief Executive Officer of Traws Pharma.

Tivoxavir Marboxil Poster

Poster Title: Tivoxavir marboxil, an Influenza Inhibitor Targeting Cap-dependent Endonuclease: Results from a Phase I Trial Demonstrating Safety, Tolerability and Pharmacokinetics and Demonstrating Protection Against H5N1 Bird Flu in a Rodent Challenge Model

Poster Date: March 20, 2025

Data in the poster support potential use of single dose treatment of TXM in bird flu:

•	Potent Preclincial Suppression of Resistant Virus: Laboratory studies showed that TXM potently suppressed influenza A, B and C viruses and baloxavir resistant flu viruses, with sub-nanomolar potency against H5N1/influenza A virus.

•	Potent Antiviral Activity in Preclinical Challenge Model: Results from a rodent challenge model showed that 100% of mice treated with TXM survived, with no virus-induced weight loss and significant reductions in lung viremia, whereas all untreated animals succumbed by study day 6. These data are consistent with previously reported ferret data.

•	Phase 1 data show potential for single treatment to maintain target drug levels: Results in healthy volunteers showed that a single dose of TXM maintained plasma blood levels at EC90 for ~3 weeks, with good overall tolerability. The study incorporated a wide dose range in anticipation that bird flu would be more virulent and hard to treat.

About ICAR

The International Conference on Antiviral Research (ICAR, https://www.isar-icar.com/ICAR2025) is international organization dedicated to bringing together scientists and clinicians from multiple disciplines to discuss the latest advances and breakthroughs in antiviral research.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. Consistent, positive preclinical data from three species indicate that a single-dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders1, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of tivoxavir marboxil as a treatment for bird flu.

Source information: 1. TRAW data on file; 2. Mostafa, A., Barre, R.S., Allue-Guardia, A., et al. (2025) Emerging Microbes and Infections, https://doi.org/10.1080/22221751.2024.2447614

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. We strive to advance novel investigational antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health. Our product candidates are intended to be safe, with simple dosing regimen. We seek to utilize accelerated clinical trial strategies with a commitment to patients who are especially vulnerable.

The Company’s two antiviral programs are investigational oral small molecules targeting bird flu and seasonal influenza, and COVID-19. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a COVID treatment, targeting the Main protease (Mpro or 3CL protease), without the need for co-administration of ritonavir.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits, effectiveness, safety, and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, collaborations, market conditions, regulatory requirements and pathways for approval, the extent of the spread and threat of the bird flu, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com